CONSENT OF COUNSEL
AIM GROWTH SERIES (INVESCO GROWTH SERIES)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Growth Series (Invesco Growth Series) (the “Trust”) included in Post-Effective Amendment No. 88 to the Registration Statement under the Securities Act of 1933, as amended (No. 002-57526), and Amendment No. 84 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-02699), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
May 26, 2010